                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)*
                                             -



                            3Dfx Interactive, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   88553X103
                              -------------------
                                (CUSIP Number)

                                January 1, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

          Check the appropriate box to designate the rule pursuant to which this
          Schedule is filed:

            [_]  Rule 13d-1(b)

            [_]  Rule 13d-(c)

            [X]  Rule 13d-1(d)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO.  88553X103              13G                    PAGE 2 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Venrock Associates
      I.R.S. #13-6300995
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      New York, U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             607,194
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          607,194
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      607,194
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      4.83%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO.  88553X103              13G                    PAGE 3 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Venrock Associates II, L.P.
      I.R.S. #13-3844754
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      New York, U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             301,044
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          301,044
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      301,044
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      2.39%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 3 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO.  88553X103              13G                    PAGE 4 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Anthony B. Evnin
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          17,569
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             908,238
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          17,569
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          908,238
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      925,807
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      7.36%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 4 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO.  88553X103              13G                    PAGE 5 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David R. Hathaway
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          21,919
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             908,238
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          21,919
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          908,238
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      930,157
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      7.39%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 5 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO.  88553X103              13G                    PAGE 6 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Patrick F. Latterell
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          16,964
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             908,238
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          16,964
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          908,238
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      925,202
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      7.36%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 6 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO.  88553X103              13G                    PAGE 7 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ted H. McCourtney
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          23,886
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             908,238
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          23,886
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          908,238
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      932,124
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      7.41%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 7 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO.  88553X103              13G                    PAGE 8 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ray A. Rothrock
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          16,058
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             908,238
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          16,058
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          908,238
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      924,296
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      7.35%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 8 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO.  88553X103              13G                    PAGE 9 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kimberley A. Rummelsburg
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             910,810
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          910,810
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      910,810
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      7.25%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 9 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO.  88553X103              13G                   PAGE 10 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Anthony Sun
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          32,150
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             908,238
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          32,150
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          908,238
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      940,388
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      7.48%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 17 pages

     Introduction: This Amendment No. 1 amends a Statement on Schedule 13G (the "Schedule") filed with the Securities and Exchange Commission on February 14, 1997 on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun in respect of shares of Common Stock of 3Dfx Interactive, Inc.

Item 1(a)         Name of Issuer
--------------------------------
                  3Dfx Interactive, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices
-----------------------------------------------------------------

                  4435 Fortran Drive
                  San Jose, CA  95134

Item 2(a)         Name of Person Filing
---------------------------------------

                  Venrock Associates ("Venrock")
                  Venrock Associates II, L.P. ("Venrock II")


                  Anthony B. Evnin
                  David R. Hathaway
                  Patrick F. Latterell
                  Ted H. McCourtney
                  Ray A. Rothrock
                  Kimberley A. Rummelsburg
                  Anthony Sun

Item 2(b)         Address of Principal Business Office or, if none, Residence
-----------------------------------------------------------------------------

                  New York Office:               Menlo Park Office:
                  30 Rockefeller Plaza           2494 Sand Hill Road
                  Room 5508                      Suite 200
                  New York, NY 10112             Menlo Park, CA 94025


Item 2(c)         Citizenship
-----------------------------

                  Venrock and Venrock II are limited partnerships organized in the State of New York. Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun are General Partners of Venrock and Venrock II and all are citizens of the United States of America.

Item 2(d)         Title of Class of Securities
----------------------------------------------

                  Common Stock

Item 2(e)         CUSIP Number
------------------------------

                  88553X103

Item 3            Not applicable.
------

                              Page 11 of 17 pages

Item 4          Ownership
-------------------------

                (a) and (b)

                Venrock owns 607,194 shares or 4.83% of the outstanding shares of common stock. Venrock II owns 301,044 shares or 2.39% of the outstanding shares of common stock.

                Anthony B. Evnin beneficially owns 925,807 shares or 7.36% of the outstanding shares of common stock. David R. Hathaway beneficially owns 930,157 shares or 7.39% of the outstanding shares of common stock. Patrick F. Latterell beneficially owns 925,202 shares or 7.36% of the outstanding shares of common stock. Ted H. McCourtney beneficially owns 932,124 shares or 7.41% of the outstanding shares of common stock. Ray A. Rothrock beneficially owns 924,296 shares or 7.35% of the outstanding shares of common stock. Kimberley A. Rummelsburg beneficially owns 910,810 shares or 7.25% of the outstanding shares of common stock. Anthony Sun beneficially owns 940,388 shares or 7.48% of the outstanding shares of common stock.

                (c)

                Anthony B. Evnin has sole voting and dispositive power over 17,569 shares of common stock and shared voting and dispositive power over 908,238 shares of common stock. David R. Hathaway has sole voting and dispositive power over 21,919 shares of common stock and shared voting and dispositive power over 908,238 shares of common stock. Patrick F. Latterell has sole voting and dispositive power over 16,964 shares of common stock and shared voting and dispositive power over 908,238 shares of common stock. Ted H. McCourtney has sole voting and dispositive power over 23,886 shares of common stock and shared voting and dispositive power over 908,238 shares of common stock. Ray A. Rothrock has sole voting and dispositive power over 16,058 shares of common stock and shared voting and dispositive power over 908,238 shares of common stock. Kimberley A. Rummelsburg has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 910,810 shares of common stock. Anthony Sun has sole voting and dispositive power over 32,150 shares of common stock and shared voting and dispositive powers over 908,238 shares of common stock.

Item 5          Ownership of Five Percent or Less of a Class
------------------------------------------------------------

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6          Ownership of More than Five Percent of Behalf of Another Person
---------------------------------------------------------------------

                No person, other than the General Partners of Venrock and Venrock II, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock and Venrock II.

Item 7          Identification and Classification of the Subsidiary which
-------------------------------------------------------------------------
                Acquired the Security Being Reported on by the Parent Holding
                -------------------------------------------------------------
                Company
                -------

                Not applicable.

Item 8          Identification and Classification of Members of the Group
-------------------------------------------------------------------------

                This schedule is being filed pursuant to Rule 13d-1(d). The identities of the seven General Partners of Venrock and Venrock II are stated in Item 2.

Item 9          Notice of Dissolution of Group
----------------------------------------------

                Not applicable.

                              Page 12 of 17 pages

Item 10         Certification
-----------------------------

                Not applicable.

                              Page 13 of 17 pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 9, 1999                VENROCK ASSOCIATES

                                   By:  /s/ Ted H. McCourtney
                                        ---------------------
                                          Ted H. McCourtney
                                          General Partner


February 9, 1999                VENROCK ASSOCIATES II, L.P.


                                   By:  /s/ Ted H. McCourtney
                                        ---------------------
                                          Ted H. McCourtney
                                          General Partner


February 9, 1999                GENERAL PARTNERS




                                                       *
                                        ------------------------------
                                        Anthony B. Evnin

                                                       *
                                        ------------------------------
                                        David R. Hathaway

                                                       *
                                        ------------------------------
                                        Patrick F. Latterell

                                                       *
                                        ------------------------------
                                        Ted H. McCourtney

                                                       *
                                        ------------------------------
                                        Ray A. Rothrock

                                                       *
                                        ------------------------------
                                        Kimberley A. Rummelsburg

                                                       *
                                        ------------------------------
                                        Anthony Sun



                                 * By:  /s/ Ted H. McCourtney
                                        ---------------------
                                          Ted H. McCourtney
                                          Attorney-in-Fact

                              Page 14 of 17 pages

                                 Exhibit Index

                                                            Page No.

24.1   Power of Attorney dated as of February 13, 1998        16
       granted by the General Parnters in favor of Mr. Ted H. McCourtney

99.1   Agreement pursuant to 13d-1(k)(1) among Venrock        17
       Associates, Venrock Associates II, L.P. and the
       General Partners thereof

                              Page 15 of 17 pages